UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 1, 2025

Callan JMB Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-42506	99-0931141
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

244 Flightline Drive
Spring Branch, Texas	78070
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (830) 438-0395

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	CJMB	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Interim Chief Financial Officer and Treasurer

Effective as of December 1, 2025, the Callan JMB Inc., a Nevada corporation (the “Company”) appointed Christopher Shields, the Company’s Senior Vice President (Governmental Affairs), to serve as Interim Chief Financial Officer until a permanent Chief Financial Officer is appointed. Mr. Shields, age 57, has served as the Company’s Senior Vice President (Governmental Affairs), since April 15, 2025, pursuant to the employment agreement, dated March 15, 2025 (the “Employment Agreement”). Prior to joining the Company, Mr. Shields served as Assistant Commissioner (Bureau of Preparedness and Response) with Chicago Department of Public Health, City of Chicago, from February 2011 to March 2025, where he led City of Chicago’s efforts to prepare for and respond to the health consequences of disasters including severe weather, special events, infectious diseases, chemical/biological/radiological releases. Additionally, Mr. Shields has more than three decades of experience managing operations and logistics components of various stages and branches of public health emergency preparedness and response, among others. Mr. Shields received a B.S., in Community Health Administration in 1990 from Northern Illinois University, DeKalb, Illinois, and also completed the Critical Infrastructure Protection Certificate Program at the Texas A&M Engineering Extension Service (TEEX) between 2016 to 2017. Mr. Shields currently Shields serves on Northern Illinois University’s College of Health and Human Sciences Advisory Board.

The Company has not yet determined any changes to Mr. Shields’s compensation as a result of his appointment as Interim Chief Financial Officer, and Mr. Shields shall continue to perform his services as disclosed in the Employment Agreement in addition to the current services, at an annual base salary of (i) $230,000 for the period from January 1, 2026, through December 31, 2026 and (ii) $260,000 for the period from January 1, 2027 through December 31, 2027 (the “Base Salary”). During the remainder of the Term, the Base Salary shall be reviewed by the Compensation Committee of the Board of Directors of the Company (the “Board”) and/or the Board each year, and the Board may, from time to time, increase such Base Salary. The Company also affords Mr. Shields the opportunity to earn an incentive bonus equal to thirty percent (30%) of the Base Salary for such fiscal year, payable to the extent the applicable performance goals are achieved (which goals and payment matrices set by the Compensation Committee of the Board in its discretion). Also, Mr. Shields received 100,000 options to purchase the Company’s common stock. Such options vest quarterly over a 24- month period starting 3 months from the effective date of the Employment Agreement. If any changes are to be made to Mr. Shields’ compensation as described herein, the Company will file an amendment to this Form 8-K containing such information within four business days after the information is determined or becomes available.

There are no arrangements or understandings between Mr. Shields and any other persons pursuant to which Mr. Shields was elected to serve as Interim Chief Financial Officer. There are no family relationships between Mr. Shields and any director or executive officer of the Company, and there are no transactions between Mr. Shields and the Company that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are being filed herewith:

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded with the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 5, 2025	Callan JMB Inc.

	By:	/s/ Wayne Williams
	Name:	Wayne Williams
	Title:	Chief Executive Officer